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                                                                   EXHIBIT 11(i)

                           EAGLE USA AIRFREIGHT, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)
              (IN THOUSANDS, EXCEPT PER SHARE AND FOOTNOTE AMOUNTS)


                                                            SIX MONTHS ENDED
                                                                MARCH 31,
                                                        -----------------------
                                                           1998         1997
                                                        ----------   ----------
         Net income                                     $    9,879   $    7,462

         Shares used in basic calculation:
           Weighted average shares outstanding              18,418       17,621
                                                        ----------   ----------
                  Total basic shares                        18,418       17,621

         Additional shares for diluted computation:
            Effect of stock options (1)                        738          933
                                                        ----------   ----------
                  Total diluted shares                      19,156       18,554
                                                        ==========   ==========

         Basic earnings per share                       $     0.54   $     0.42
                                                        ==========   ==========

         Diluted earnings per share                     $     0.52   $     0.40
                                                        ==========   ==========

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(1)      For the six months ended March 31, 1998, calculated assuming exercise of options for 3,152,111 shares of common stock at prices ranging from $1.25 to $35.13 per share and assumed repurchase of shares at the average market price of $29.55 computed as of the beginning of the period. For the six months ended March 31, 1997, calculated assuming exercise of options for 2,261,878 shares of common stock at prices ranging from $1.25 to $30.63 per share and assumed repurchase of shares at the average market price per share of $27.47 as of the beginning of the period.




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